Vishay Precision Group Inc. 2010 Stock Incentive Program

1. Purpose

The Vishay Precision Group Inc. 2010 Stock Incentive Program (the “Program”) provides for the grant of stock options, restricted stock and stock units to executive officers, key employees and directors of Vishay Precision Group Inc. (the “Company”) and its subsidiaries. The purpose of the Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.

2. Definitions

Whenever used in the Program, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a)	“Agreement” means the written agreement between the Company and a Participant, or other documentation, evidencing an Award.

(b)	“Award” means a Stock Option, Restricted Stock, Unrestricted Stock or Stock Unit.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means conduct by a Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Participant's employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company's premises during regular business hours, (5) a conviction or plea of guilty or no contest to a felony or a crime involving dishonesty, or (6) a breach or violation of any Company policies regarding employee conduct, or a breach or violation of the terms of any employment or other agreement between Participant and the Company.

(e)	“Class B Common Stock” means the Class B common stock, $0.10 par value per share, of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(h)	“Common Stock” means the common stock, par value $0.10 per share of the Company, other than Class B Common Stock.

(i)	“Company” means Vishay Precision Group Inc. a Delaware corporation, or any successor organization.

(j)	“Consent” has the meaning prescribed in Section 13 below.

(k)	“Disability” means a physical or mental condition which, in the judgment of the Committee, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination, the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. The Committee may make the determination in its sole discretion and any decision of the Committee shall be binding on all parties.

(l)	“Employee” means a full-time, nonunion, salaried employee, as that term is understood under the common law, of the Company.

(m)	“Exercise Price” means the price per share at which Common Stock may be purchased upon exercise of a Stock Option.

(n)	“Expiration Date” means the last date upon which a Stock Option can be exercised, as described in Section 6(b).

(o)	“Fair Market Value” means, for any particular date, the last sale price of the Common Stock on the New York Stock Exchange or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of the Common Stock as reported for such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date. In the event that the Fair Market Value cannot be thus determined, it shall be determined in good faith by the Committee.

(p)	“Involuntary Termination” means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

(q)	“Participant” means an individual to whom an Award is granted pursuant to the Program.

(r)	“Program” means the 2010 Vishay Precision Group Inc. Stock Incentive Program.

(s)	“Program Action” has the meaning prescribed in Section 13 below.

(t)	“Restricted Stock” means restricted shares of Common Stock that, until vested, may not be transferred and are forfeitable.

(u)	“Retirement” means a Termination of Employment from the Company or a Subsidiary, with the consent of the Company, on or after the earliest “normal retirement age” defined under any tax qualified retirement plan maintained by the Company.

(v)	“Stock Option” or “Option” means a right to purchase shares of Common Stock granted pursuant to Section 6 of this Program, which shall not be treated as an incentive stock option under section 422 of the Code.

(w)	“Stock Unit” means the right to receive a share of Common Stock on a date determined by the Committee and set forth in the applicable Agreement.

(x)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock equal to 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(y)	“Termination of Employment” means the termination of the employee-employer relationship between an Employee and the Company or a Subsidiary, or the termination of service as a member of the Board, regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not limited to, a Voluntary Resignation, Involuntary Termination, termination for Cause, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause. If a Participant is both an Employee and a member of the Board or if a Participant ceases to be an Employee or Board member and immediately commences service in the other capacity, then a Termination of Employment shall occur when the Participant` is neither an Employee nor a member of the Board.

(z)	“Unrestricted Stock” means unrestricted shares of Common Stock.

(aa)	“Voluntary Resignation” means a Termination of Employment as a result of the Participant's resignation.

3.Administration

     a) The Program shall be administered by the Committee, which shall consist of at least two directors who are not Employees of the Company or a Subsidiary. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under the Program to qualify for the exemptions available under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, the members of the Committee shall be “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from Awards to be deductible by the Company pursuant to section 162(m) of the Code, the members of the Committee shall be “outside directors” within the meaning of section 162(m). Notwithstanding the foregoing, no grant of an Award shall be invalidated if the Committee is not so constituted. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Program that would otherwise be the responsibility of the Committee.

     b) The Committee shall have full authority, in its discretion, (a) to determine the Employees of the Company or any Subsidiary to whom Awards shall be granted and the terms and provisions of each Award, subject to the provisions of this Program, (b) to exercise all of the powers granted to it under this Program, (c) to construe, interpret and implement the Program and any Agreement, (d) to prescribe, amend and rescind rules and regulations relating to this Program, including rules governing its own operations, (e) to determine the terms and provisions of the respective Agreement with each Participant, (f) to make all determinations necessary or advisable in administering the Program, and (g) to correct any defect, supply any omission and reconcile any inconsistency in the Program. The Committee's determinations under the Program need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Program (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants.

     c) Action of the Committee shall be taken by the vote of a majority of its members. The determination of the Committee on all matters relating to the Program or any Agreement (including, without limitation, the determination as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company's obligations in accordance with the terms of this Program) shall be final, binding and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program or any award thereunder.

     d) Notwithstanding any other provision of the Program, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s) or any member of the Board), among those eligible to receive awards pursuant to the terms of the Program, who will receive Awards and the size of each such grant, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto).

     e) With respect to Awards granted to members of the Board who are not employees of the Company, the Program shall be administered (as otherwise set forth in this Section 3), including determining which individuals shall receive Awards and the terms of any such Awards, solely by the Board.

4. Shares Available

     a) Subject to adjustment in accordance with Section 4(b), the number of shares of Common Stock for which Awards may be granted under this Program is 500,000, which may consist of treasury shares or authorized but unissued shares. The maximum number of shares of

Common Stock subject to Awards granted under this Program to any participating Employee for any year shall not exceed 250,000 shares, subject to adjustment in accordance with Section 4(b), below. To the extent permitted by law, any shares of Common Stock attributable to the unexercised or otherwise unsettled portion of any Award that is forfeited, canceled, expires or terminates for any reason without being exercised or otherwise settled in full shall again be available for the grant of Awards under this Program, and any shares of Common Stock tendered to the Company in payment of the Exercise Price of a Stock Option shall also be available for the grant of Awards under this Program, provided that no more than 500,000 shares of Common Stock cumulatively shall be available under this Program at any time.

     b) If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, or stock split-up, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares that may be delivered under the Program and the number of shares subject to each outstanding Award, and, if appropriate, the Exercise Price under each such Option, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive. After any adjustment made pursuant to this Section 4(b), the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number.

5. Eligibility

Officers, other Employees of the Company or a Subsidiary, and members of the Board, who are responsible for or contribute to the management, growth, and profitability of the business of the Company or a Subsidiary are eligible for participation in this Program. The selection of individuals for participation in the Program shall be made by the Committee, based on a subjective evaluation of each individual's performance and expected future contribution to the Company and its Subsidiaries, and may take into account the recommendations of the Chief Executive Officer of the Company.

6. Granting of Stock Options

     a) Grant of Stock Options. The Committee, in its discretion, may grant Stock Options during any year that this Program is in effect to any eligible Employee. The terms of each Stock Option shall be contained in an Agreement, which shall contain the number of shares of Common Stock covered by the Option, the period during which the Option may be exercised, the Exercise Price, and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate. The Committee shall have complete discretion in determining the number of shares of Common Stock subject to each Option grant (subject to the share limitations set forth in Section 4(a)) and, consistent with the provisions of this Program, the terms, conditions and limitations pertaining to each Option. The terms of Options need not be uniform among Participants. By accepting a Stock Option, a Participant thereby agrees that the Option shall be subject to all of the terms and conditions of this Program and the applicable Agreement.

     b) Option Term. The duration of each Option shall be specified in the Agreement and shall not exceed ten (10) years.

     c) Option Price. The Exercise Price of the Common Stock purchasable under any Stock Option shall be determined by the Committee and set forth in each Agreement, subject to adjustment in accordance with Section 4(b). The Exercise Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

     d) Exercise of Stock Options. Each Agreement shall contain a vesting schedule, which shall specify when the Stock Option shall become vested and thus exercisable; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, and may permit the Participant or any other designated person acting for the benefit of the Participant to exercise all or any part of the Option during all or part of the remaining Option term specified in Section 6(a), notwithstanding any provision of the Agreement to the contrary.

     e) Termination of Employment.

          (i) Death or Disability. If a Participant has a Termination of Employment as a result of death or Disability, the time at which the unexercised portion of any Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full. Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date or first anniversary of the Participant's death or disability. Any exercise of an Option following a Participant's death shall be made only by the Participant's executor or administrator, unless the Participant's will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Participant's personal representative or the recipient of a specific disposition shall be entitled to exercise an Option pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Program and the applicable Agreement which would have applied to the Participant.

          (ii) Retirement. If a Participant has a Termination of Employment due to Retirement, the time at which the unexercised portion of an Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full. Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of Retirement, shall expire and terminate on such date of Retirement and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of retirement, shall expire and terminate on the earlier of the Expiration Date of the Option term or the first anniversary of the Participant's Retirement.

          (iii) Other Termination. Except as otherwise provided in an applicable Agreement, if a Participant has a Termination of Employment for reasons other than as provided in subsections (i) and (ii) above, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date of the Option or on the 60th day

after the Participant's termination; provided, however, that the unexercised portion of any Option (including any vested portion) shall expire and terminate immediately upon a Termination of Employment for Cause.

          (iv) In the event that the Company in its sole discretion determines that the Participant has, at any time during the 12-month period following Termination of Employment violated the terms of any agreement with the Company or a Subsidiary regarding (i) engaging in a business that competes with the business of the Company or any Subsidiary, (ii) interfering in any material respect with any contractual or business relationship of the Company or any Subsidiary, or (iii) soliciting the employment of any person who was during such 12-month period, a director, officer, partner, Employee, agent or consultant of the Company or a Subsidiary, then (x) all outstanding unexercised Stock Options issued to the holder pursuant to the Program shall be forfeited and (y) upon written request from the Company, the Participant shall pay to the Company any gain realized upon the exercise of an Option within the 12-month period preceding the violation or such other period as may be set forth in the applicable Agreement.

     f) Transfer of Option. Unless the Committee determines otherwise at the time an Option is granted, no Option granted under the Program shall be assignable or transferable other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the life of the Participant only by the Participant or his legal representative.

     g) Substituted Options. Notwithstanding anything to the contrary in this Section 6, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

7. Exercise of Stock Options

A Stock Option shall be exercised by the delivery of a written notice of exercise to the Vice President and Secretary of the Company, or such other person specified by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price and, pursuant to Section 16, any required withholding taxes. Payment of the Exercise Price for the shares of Common Stock being purchased shall be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company), or (b) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe. The Committee may allow exercises to be made by means of a “brokered cashless exercise,” with the delivery of payment as permitted under Federal Reserve Board Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Program's purpose and applicable law. Payment shall be made on the date that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. Promptly after receiving payment of the full Exercise Price, the Company shall, subject to the provisions of Section 13, deliver to the Participant, or to such other person as may then have the right to exercise the Option, a certificate for the shares of Common Stock for which the Option has been exercised.

8. Employees Based Outside of the United States

Notwithstanding any provision of this Program to the contrary, in order to foster and promote the achievement of the purposes of the Program, or to comply with these provisions in other countries in which the Company or any Subsidiary operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees employed outside the United States are eligible to participate in the Program, (ii) modify the terms and conditions of any options granted to Employees who are employed outside the United States (including the grant of stock appreciation rights, as described in the following paragraph, in lieu of Stock Options), and (iii) establish subprograms, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable.

The Committee in its discretion may grant stock appreciation rights in lieu of Stock Options to Employees employed outside the United States. A stock appreciation right shall provide an Employee the right to receive in cash the difference between the Fair Market Value of a share of Common Stock on the grant date and the exercise date, and otherwise shall have the same terms and conditions as a Stock Option granted hereunder. Stock appreciation rights granted under this Section 8 shall be considered as Stock Options for the application of the limitations in Section 4(a) of the Program.

9. No Rights as a Stockholder

No Participant (or other person having the right to exercise an Option) shall have any of the rights of a stockholder of the Company with respect to shares subject to an Option until the issuance of a stock certificate to such person for such shares or the establishment of an account evidencing ownership of such shares in uncertificated form, except as otherwise provided in Section 4(b).

10. Restricted Stock

     a) Restricted Stock Grants. The Committee may grant Restricted Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Program. The terms of a grant of Restricted Stock shall be contained in an Agreement, which shall contain the number of shares of Restricted Stock granted, when the Restricted Stock vests and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate If the Restricted Stock is newly issued by the Company, the Participant must make payment to the Company or its exchange agent in an amount at least equal to the par value of the shares as required by the Committee and in accordance with the Delaware General Corporation Law.

     b) Issuance of Stock Certificate(s). Promptly after the Committee grants Restricted Stock to a Participant, the Company or its exchange agent shall issue to the Participant a stock certificate or stock certificates for the shares of Common Stock covered by the Award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificate(s) or establishment of such account, the Participant shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in Sections 10(d) and 10(e); (ii) in the Committee’s discretion, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Agreement.

     c) Custody of Stock Certificate(s). Unless the Committee shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Agreement. The Committee may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability or, if the Restricted Stock is in book entry form, that such book entry or account be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of the Program. Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

     d) Nontransferability. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the nontransferability of the restricted stock shall laps.

     e) Termination of Employment. Except as may otherwise be provided by the Committee at any time prior to a Participant’s Termination of Employment, a Participant’s Termination of Employment for any reason (including death) shall cause the immediate forfeiture of all Restricted Stock that has not yet vested as of the date of such Termination of Employment. Unless the Board or the Committee determines otherwise, all dividends paid on such shares also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held, by the Participant’s repayment of dividends received directly, or otherwise.

11. Unrestricted Stock

The Committee may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Program, to such key persons and in such amounts as the Committee shall determine in its sole discretion. Shares may be thus granted or sold in respect of past services or other valid consideration.

12. Stock Units

     a) Stock Unit Grants. The Committee may grant Stock Units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Program. The terms of a grant of Stock Units shall be contained in an Agreement, which shall contain the number of Stock Units granted, whether the Stock Unit is subject to vesting and, to the extent applicable, when the Stock Units vest, when the shares of Common Stock will be issued and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate. Unless the applicable Agreement provides otherwise, a share of Common Stock will be issued immediately upon vesting of a Stock Unit. Stock Units may be awarded independently of or in connection with any other Award under the Program.

     b) Nontransferability. Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement.

     c) Vesting. Stock Units may be granted fully vested or subject to vesting. If a Stock Units is subject to vesting, the Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the Stock Units shall vest.

     d) Termination of Employment. Except as may otherwise be provided by the Committee at any time prior to a Participant’s Termination of Employment, a Participant’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all Stock Units that have not yet vested as of the date of such Termination of Employment.

13. Consents and Approvals

If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Program or the taking of any other action thereunder (each such action being hereinafter referred to as a “Program Action”), then such Program Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. The term “Consent” as used herein with respect to any Program Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Program Action by any governmental or other regulatory bodies.

14. Change in Control

     a) Change in Control Defined. A “Change in Control” shall be deemed to have occurred at such time as:

          (i) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company or any of its Subsidiaries or any employee benefit plans of the Company or any of its Subsidiaries or any Permitted Holders) becomes the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of 50% or more, in the aggregate, of the voting power of the (x) Common Stock and Class B Common Stock then outstanding or (y) other capital stock into which the Common Stock or Class B Common Stock is reclassified or changed;

          (ii) the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than to a Subsidiary of the Company; provided, however, that a transaction where the holders of the Common Stock and the Class B Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Change in Control;

          (iii) the Continuing Directors cease to constitute at least a majority of the Company’s board of directors; or

          (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

     “Permitted Holder” means each of Dr. Felix Zandman or his wife, children or lineal descendants, the Estate of Mrs. Luella B. Slaner or her children or lineal descendants, any trust established for the benefit of such persons, or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entry established by a Permitted Holder, or any group in which such Permitted Holders hold more than a majority of the voting power of the Common Stock and Class B Common Stock deemed to be beneficially owned by such group.

     “Continuing Director” means a director who either was a member of the Board of Directors on April 1, 2008 or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by a majority of the Continuing Directors on the Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such individual is named as nominee for director.

      b) Effect of a Change in Control.

           (i) Upon the occurrence of a Change in Control, the Committee may cause all or some of the Awards outstanding under the Program to be fully vested as of the effective date of the Change in Control.

           (ii) Upon the occurrence of a Change in Control that results in (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion (which may include not treating all Options uniformly), elect to either:

1.	amend each Stock Option so that it becomes exercisable in full at least two weeks before the occurrence of such event and expires upon the occurrence of such event;

2.	cancel, effective immediately prior to the occurrence of such event, each Stock Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant an amount in cash, for each share of Common Stock subject to such Stock Option equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Stock Option; or

3.	provide for the exchange of each Stock Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Option would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the Stock Option, or the number of shares or amount of property subject to the Stock Option or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Stock Option.

           (iii) The Committee shall appropriately adjust outstanding grants of Stock Units to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change in order to prevent the enlargement or dilution of rights of Participants.

15. Limitations Imposed by Section 162(m)

     a) Qualified Performance-Based Compensation. The Committee may make the granting and/or vesting of an Award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below. It is intended that the compensation realized by the Participant from such Awards would qualify as “qualified performance-based compensation” within the meaning of Code section 162(m).

          (i) Performance Goals. Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under section 162(m) of the Code, the Committee shall establish one or more objective performance goals with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) adjusted net income (meaning net income, excluding specified items of income, expense, gain or loss, including, without limitation, any or all of restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges); (c) adjusted operating income (meaning operating income, excluding specified items of income, expense, gain or loss, including, without limitation, any or all of restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges), (d) gross or net sales; (e) cash flow(s) (including either operating or net cash flows); (f) financial return ratios; (g) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (h) value of assets, return or net return on assets, net assets or capital (including invested capital); (i) adjusted pre-tax margin; (j) margins, profits and expense levels; (k) dividends; (l) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (m) reduction of losses, loss ratios or expense ratios; (n) reduction in fixed costs; (o) operating cost management; (p) cost of capital; (q) debt reduction; (r) productivity improvements; (s) inventory turnover measurements; or (t) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal (A) may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, (3) on an absolute and/or relative basis, and (B) may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based, net income-based or operating income-based measures, may employ comparisons to net revenues, capital, stockholders' equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Program shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company's regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder:

1.	all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

2.	all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and

3.	all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

4.	To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

           (ii) Performance Period. The Committee in its sole discretion shall determine the length of each performance period.

     b) Nonqualified Deferred Compensation. Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s federal tax deduction in respect of an Award may be limited as a result of section 162(m) of the Code, the Committee may take the following actions:

           (i) With respect to Options, the Committee may delay the exercise or payment, as the case may be, in respect of such Options until a date that is within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. In the event that a Participant exercises an Option at a time when the grantee is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of such Option, the Committee shall credit a cash amount equal to the Fair Market Value of the Common Stock payable to the Participant to a book account. The amount credited to the book account shall be paid to the Participant within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

           (ii) With respect to Restricted Stock or Stock Units, the Committee may require the Participant to surrender to the Committee any certificates with respect to Restricted Stock and agreements with respect to Stock Units, in order to cancel the awards of such Restricted Stock or Stock Units. In exchange for such cancellation, the Committee shall credit to a book account a cash amount equal to the Fair Market Value of the shares of Common Stock subject to such Awards. The amount credited to the book account shall be paid to the Participant within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

16. Tax Withholding

The Company shall withhold any taxes required to be withheld by federal, state or local government in connection with an Award. The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares. A Participant may pay the withholding tax in cash, or, if the Agreement provides, a Participant may also elect to have the number of shares of Common Stock he is to receive reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the Award. Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.

17. Right of Discharge Reserved

Nothing in the Program or in any Agreement shall confer upon any Participant the right to continue as an Employee or executive officer of the Company or any Subsidiary, or affect any right which the Company may have to terminate such Employee or executive officer.

18. Amendment

The Board may amend the Program, and the Committee may amend any outstanding Agreement, in any respect whatsoever, except that, other than pursuant to Section 14(b), no amendment to an outstanding Agreement shall materially impair any rights or materially increase any obligations of any Participant under any Award without the consent of the Participant (or, after the Participant's death, the person succeeding to the Participant’s interests with respect to the Award). An amendment shall be subject to stockholder approval to the extent necessary for compliance with Code section 162(m) and other applicable law or regulation.

19. Term of the Program

This Program shall be effective as of [July 6, 2010], subject to approval by the stockholders of the Company. The Program shall terminate upon the earlier of (i) the date on which all Common Stock available under this Program have been issued, (ii) the tenth anniversary of the effective date, or (iii) the termination of this Program by the Committee subject to approval of the Board of Directors of the Company. No Award may be granted after the termination of the Program. Any outstanding Awards as of the date the Program terminates shall remain in full force and effect, subject to the terms of the Program and the relevant Agreement relating to such Award.

20. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by such person in settlement thereof with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise.

21. Successors

All obligations of the Company under the Program, with respect to any Award granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

22. Severability

In the event any provision of the Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

23. Governing Law

This Program and any grant of Awards made and any action taken hereunder shall be subject to and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.